Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Dewmar International BMC, Inc.

We consent to the incorporation by reference in this registration statement of Dewmar International BMC, Inc. of our report dated March 29, 2011 on the balance sheet as of November 30, 2010 and 2009, and the related statements of operations, stockholders’ deficit and cash flows for the periods ended November 30, 2010 and the period March 13, 2009 (inception) through November 30, 2009.

/s/ LL Bradford & Company, LLC

Las Vegas, Nevada

April 7, 2011